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                                                                     EXHIBIT 8.1

                                November 22, 2000



Jefferson Savings Bancorp, Inc.
15435 Clayton Road
Ballwin, Missouri 63011
Attention: David V. McCay, Chairman

        RE: MERGER OF JEFFERSON SAVINGS BANCORP, INC. INTO UNION PLANTERS HOLDING CORPORATION

Dear Mr. McCay:

        You have requested our opinion as to the United States federal income tax consequences of the proposed merger (the "Merger") of Jefferson Savings Bancorp, Inc. ("Jefferson") into Union Planters Holding Corporation ("UPHC") solely in exchange for Union Planters Corporation ("UPC") Common Stock pursuant to the Agreement and Plan of Reorganization, dated as of September 20, 2000 (the "Agreement"), by and among Jefferson and UPC. All capitalized terms used but not defined herein shall have the meanings provided for in the Agreement.

        In issuing this opinion letter, we have relied upon (i) the factual representations made by Jefferson and UPC in written statements dated November 21, 2000 and November 20, 2000, respectively (the "Representations"), (ii) the Agreement, and (iii) the facts, information, and documentation set forth in the Registration Statement on Form S-4 of UPC filed with the Securities and Exchange Commission in connection with the Merger ("Registration Statement"). This opinion only addresses the federal income tax consequences of the transaction described herein and does not address the effect of any applicable foreign, state, local or other tax laws. This opinion may not apply to certain Jefferson stockholders including, without limitation, insurance companies, financial institutions, tax-exempt organizations, dealers in stocks and securities, foreign persons, persons who acquired shares of Jefferson Common Stock pursuant to an exercise of employee stock options or stock purchase plan rights or otherwise as compensation, and persons who hold their shares of Jefferson Common Stock in a hedging transaction or as part of a straddle or conversion transaction.

        Based on our review of the Agreement, the Representations, and the Registration Statement, and assuming that the transaction described therein is completed as described, our opinion as to the United States federal income tax consequences of the Merger is as follows:

        1. The Merger will constitute a reorganization within the meaning of Sections 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").


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Jefferson Savings Bancorp, Inc.
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        2.      No gain or loss will be recognized by holders of Jefferson
Common Stock who exchange all of their Jefferson Common Stock solely for UPC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in UPC Common Stock).

        3. The tax basis of the UPC Common Stock received by holders of Jefferson Common Stock who exchange all of their Jefferson Common Stock solely for UPC Common Stock in the Merger will be the same, in each instance, as the tax basis of the Jefferson Common Stock surrendered in exchange for the UPC Common Stock (reduced by any amount allocable to a fractional share interest in UPC Common Stock for which cash is received).

        4. The holding period of UPC Common Stock received by holders who exchange all of their Jefferson Common Stock solely for UPC Common Stock in the Merger will include, in each instance, the period during which the Jefferson Common Stock surrendered in exchange therefor was held, provided the Jefferson Common Stock is held as a capital asset in the hands of the Jefferson stockholder on the date of the Merger.

        The opinion set forth in this letter is predicated upon our understanding of the facts set forth in the Agreement, the Representations and the Registration Statement. Any change in such facts may adversely affect our opinion. Furthermore, our opinion is based upon our understanding of the existing provisions of the Code, currently applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect our opinion. We assume no obligation to update our opinion to reflect any deletions or additions to or modifications of any law applicable to the Merger. We express no opinion with regard to the federal income tax consequences of the Merger not addressed expressly by the above opinion. In addition, we express no opinion as to any foreign, state or local tax consequences with respect to the Merger. Finally, this opinion of counsel is not binding on the Internal Revenue Service or the courts.

        Each Jefferson stockholder should consult with a qualified tax advisor for assurance as to the particular tax consequences of the Merger as to that Jefferson stockholder, any applicable reporting requirements, and other tax considerations not expressly addressed herein.



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Jefferson Savings Bancorp, Inc.
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        We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to all references made to this opinion letter in the Registration Statement.


                                        Very truly yours,

                                        /s/ LEWIS, RICE & FINGERSH, L.C.